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Exhibit 5.1

April 6, 2005

Charles River Associates Incorporated
200 Clarendon Street, T-33
Boston, Massachusetts 02116

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

        We are counsel for Charles River Associates Incorporated, a Massachusetts corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (as such may be amended or supplemented, the "Registration Statement") to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,693,737 shares (the "Shares") of the Company's common stock, no par value ("Common Stock"), to be sold in a public offering, including 1,693,737 Shares (the "Stockholder Shares") that have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as selling stockholders. As used herein, the term "Company Shares" refers to the remaining 1,000,000 shares to be offered by the Company. The Stockholder Shares include certain shares now issued and outstanding and certain shares issuable and to be issued upon the exercise of now outstanding options to purchase Common Stock (the "Options"). The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein and any prospectus supplements.

        You have requested our opinion with respect to the matters set forth below.

        We are familiar with the Company's Articles of Organization and all amendments thereto and restatements thereof, its By-Laws and all amendments thereto and restatements thereof, the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company, and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that when: (a) the Board of Directors of the Company, or a duly formed committee thereof, has taken all necessary corporate action to approve the terms of the offering, sale and issuance of the Company Shares as contemplated by the Registration Statement, (b) the certificates representing the Company Shares have been duly executed, countersigned, registered and delivered in accordance with applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company or a duly formed committee thereof, (c) the Company has received the payment of the consideration for the Company Shares as approved by the Board of Directors of the Company or a duly formed committee thereof, and (d) the Registration Statement has become effective under the Securities Act, then the Company Shares will be validly issued, fully paid and nonassessable.

        In addition, subject to the foregoing and the other matters set forth herein, it is our opinion that upon the exercise of the Options and receipt by the Company of the exercise price therefor in accordance with the terms of the Options, the Stockholder Shares will be validly issued, fully paid and non-assessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

FOLEY HOAG LLP
By:	/s/ WILLIAM R. KOLB a Partner